Exhibit 99.1
NUCRYST Pharmaceuticals appoints Thomas E. Gardner
to the Board of Directors
Wakefield, Massachusetts — May 14, 2007 — Barry M. Heck, Chairman, announced today that Thomas E. Gardner has been appointed to the NUCRYST Pharmaceuticals’ Board of Directors.
Mr. Gardner brings with him more than 30 years of management experience, including senior positions with both large and small healthcare companies. He is currently an industry consultant specializing in start-up concepts, strategic turnarounds and corporate finance consulting. His broad healthcare management experience includes 17 years in consumer healthcare marketing for Procter & Gamble and Johnson & Johnson, as well as a range of CEO-level experience within smaller healthcare companies such as IMS Health, Access Health, Datamonitor and Songbird Hearing.
Mr. Gardner holds a number of Board seats including Chairman of IntegriChain (securing supply chains for the pharmaceutical industry), Chairman of Virium Pharmaceuticals (a biopharmaceutical company focused on cancer), Director of VisiLED (LED lighting for surgeons), Lead Director of Exclaim (an Internet media company) and a position on the Advisory Board of Accélère (patient recruitment for large-scale clinical trials).
“Tom Gardner is a welcome addition to the NUCRYST Board of Directors as he brings with him a deep understanding of emerging healthcare companies,” said Barry M. Heck. “Tom’s background in consumer and professional healthcare brands and strong experience in managing young companies will be valuable to NUCRYST.”
NUCRYST Pharmaceuticals (NASDAQ: NCST; TSX: NCS) develops, manufactures and commercializes medical products that fight infection and inflammation using its patented atomically disordered nanocrystalline silver technology. Smith & Nephew plc sell a range of advanced wound care products under their Acticoat™ trade mark: Acticoat™ products incorporate NUCRYST’s SILCRYST™ coatings and are sold in over 30 countries. NUCRYST is also developing pharmaceutical products to address medical conditions that are characterized by both infection and inflammation. The Company has developed its proprietary nanocrystalline silver in a powder form for use as an active pharmaceutical ingredient, referred to as NPI 32101.
Acticoat™ is a trademark of Smith & Nephew plc
SILCRYST™ is a trademark of NUCRYST Pharmaceuticals Corp.

For more information contact:
David Wills
Investor Relations
(416) 504-8464
info@nucryst.com
www.nucryst.com
This news release may contain forward-looking statements within the meaning of securities legislation in the United States and Canada. These statements are based on current expectations that are subject to risks and uncertainties, and the Company can give no assurance that these expectations are correct. Various factors could cause actual results to differ materially from those projected in such statements, including but not limited to: the initiation, timing, progress and results of our preclinical and clinical trials, research and development programs; our ability to implement our business model and strategic plans for our business, product candidates and technology; our ability to maintain and establish corporate collaborations; changes in general economic conditions; financial considerations; other risks and uncertainties unidentified at this time; and management’s response to these factors. The Company disclaims any intention or obligation to revise forward-looking statements whether as a result of new information, future developments or otherwise. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.